EXHIBIT 6

CONSENT OF TRUSTEE

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Accredited Mortgage Loan Trust 2002-2, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange commission upon request therefor.

May 21, 2003

BANKERS TRUST COMPANY OF CALIFORNIA, N.A.

By:	/s/ RONALDO REYES

Ronaldo Reyes
Assistant Vice President